FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities and Exchange Act of 1934

Date of Report (date of earliest event reported):
November 5,  2010

CELLCEUTIX CORPORATION

Nevada	13-4303398

(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

100 Cumming Center, Suite 151-B
Beverly, MA  01915

 (Address of principal executive offices and zip code)

(978)-633-3623
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of  Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 5, 2010, George Evans resigned his position as a director and Chief Executive Officer of Cellceutix Corporation (the “Registrant”).  Mr. Evan’s resignation was a result of a disagreement with the Company regarding his compensation.   The nature and extent of the disagreement can be discerned in Mr. Evans’ resignation letter which  is filed as Exhibit 99-1 and attached to this 8K report.  On November 8, 2010 the Company provided a copy of the 8K and the Resignation Letter to Mr. Evans pursuant to Securities Act or Exchange Act Regulation S-K Item 402(c) to which we received a response from Mr. Evans,  which response is filed as  Exhibit 99-2 to this 8K report.

Also effective November 5, 2010,  Leo Ehrlich, the Company’s Chief Financial Officer  was appointed to serve  as an interim Chief Executive Officer until his successor is duly appointed and qualified. Mr. Ehrlich will also continue serving as Chief Financial Officer of Cellceutix.

Item 8.01:  Other Events

On November 5, 2010, shareholders holding 58%of the Registrant’s outstanding common stock adopted and approved an amendment to the Registrant’s Articles of Incorporation to effect a reverse split of the Registrant’s common stock on a 1 for 50 basis (the “Split”). The Split will be effectuated immediately upon filing the proper disclosure reports with the Commission, or anytime thereafter at the sole discretion of the Board of Directors.

The primary objective in effecting the Split is to vastly improve the Company’s capital structure, to enable the Company to raise the necessary capital to litigate or settle with George Evans, finance its continued development, and fund planned phase I studies.  The Company anticipates that it will utilize the freed up equity for financing  purposes as it plans to tap the capital markets for both institutional and private equity investments in the Company.

The Split will have no  impact on shareholders’ proportionate equity interests or voting rights in the Company or the par value of the Company’s common stock, which will remain unchanged at $0.0001 per share.

Item 9.01:  Financial Statements and Exhibits.

Exhibits

Exhibit 99.1  Mr. Evan’s Resignation Letter
Exhibit 99.2  Mr. Evan’s  Response Letter to this 8K report
Exhibit 99-3  Press Release
Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the Undersigned hereunto duly authorized.

Date:  November 9, 2010

CELLCEUTIX CORPORATION

By:	/s/ Leo Ehrlich
Chief Executive Officer